Exhibit 10.50

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
EXECUTIVE INCENTIVE BONUS PROGRAM

(as of March 10, 2008)

1.
Introduction. The Executive Incentive Bonus Program (the “Plan”) is designed to reward Executives of Specialized Health Products International, Inc. (the “Company”) for their contributions to the successful achievement of certain corporate goals and objectives and to share the success (and risks) of the business with them. The Plan is designed to meet these key objectives: (i) reward achievement of significant company objectives; (ii) align employee, Company, and shareholder interests; and (iii) insure Company executives remain with the Company.

2.	Participants. Jeffrey Soinski, David Green, Donald Solomon, Paul Evans and Rebecca Whitney.

3.
Establishment of Bonus Pool. The Company shall establish a bonus pool for allocation and distribution to eligible participants in the Plan (the “Bonus Pool”). The Bonus Pool for purposes of this Plan shall be determined by the Compensation Committee, in its sole discretion; provided, however, that such Bonus Pool shall not exceed One Million Dollars ($1,000,000). The Compensation Committee may designate that the Bonus Pool shall be funded by proceeds from a Change in Control (as defined below).

4.	Change in Control. For purposes of this Plan, “Change in Control” shall mean:

(a)	the acquisition by a person (or persons acting as a group) of stock, which together with stock already held by such person, constitutes more than 50% of the total voting power of the Company;

(b)
the sale or disposition by the Company of all or substantially all of the Company’s assets (for this purpose being defined as assets (including any claims or causes of action of the Company) that have a total gross fair market value equal to or greater than 80% of the total gross fair market value of all of the Company’s assets), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by individuals who were stockholders of the Company immediately prior to such sale.

(c)
the consummation of a merger or consolidation of the Company with any other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or

(d)
notwithstanding the foregoing, to the extent that paragraphs (i), (ii) or (iii) above would result in a Change in Control which would not satisfy the regulatory requirements for a “change in ownership or effective control” in Treasury regulations promulgated pursuant to section 409A of the Internal Revenue Code, such paragraphs shall be construed and applied in a manner consistent with such regulatory definition.

5.
Allocation of Bonus Awards. The allocation of bonus awards from the Bonus Pool among eligible participants shall be determined by the Compensation Committee in its sole discretion. Bonus awards need not be the same with respect to different participants. The Compensation Committee’s decision to grant a bonus to a participant shall not require the Compensation Committee to approve similar awards at all to such persons for any future date or to any other participant or other person. The Company and the Compensation Committee shall not have any obligation for uniformity of treatment of any person, including but not limited to, participants and their legal representatives and beneficiaries and employees of the Company.

6.
Qualification for Bonus Allocation. Except as described in (a) and (b) below, a participant must remain in employment with the Company at least until immediately prior to a Change in Control in order to receive such distribution.

7.
Termination without Cause. Notwithstanding the foregoing, if a participant is terminated from employment by the Company without Cause prior to a Change in Control, the Compensation Committee may, in its sole discretion, allocate a bonus award to such participant in accordance with Section 7 of this Plan. For purposes of this Plan, “Cause” shall mean:

(a)	Willful failure to perform the duties of his or her position to the Company’s satisfaction, following notice of such failure from the Company and a reasonable opportunity to cure;

(b)	Willful and gross misconduct;

(c)
Conviction of or guilty plea to any felony or conviction of or a guilty plea to a misdemeanor involving theft, fraud, embezzlement or other injury to the Company, its property or employees or customers; or

(d)	Willful and material failure to comply with the Company’s Code of Conduct.

8.
Death, Retirement or Disability. Notwithstanding the foregoing, if, within six months prior to the occurrence of a Change in Control, a participant terminates employment with the Company by reason of death, Retirement or Disability, the Compensation Committee may, in its sole discretion, allocate a bonus award to such participant in accordance with Section 7 of this Plan. “Disability” shall mean a medically determinable physical or mental impairment which: (i) renders the individual incapable of performing any substantial gainful employment, (ii) can be expected to be of long continued and indefinite duration or result in death, and (iii) is evidenced by a certification to this effect by a doctor of medicine approved by the Compensation Committee. “Retirement” shall mean termination of a participant’s employment with the Company which occurs on or after age 60.

9.	Payment of Bonus Awards. Bonus awards will be paid upon, or within five days following, a Change in Control.

10.	Administration.

(a)	Appointment and Tenure. The Compensation Committee of the Company’s Board of Directors shall be the plan administrator, unless the Board of Directors appoints a different plan administrator.

(b)	Delegation. The plan administrator may delegate to any person or persons the authority to sign any documents on its behalf, or to perform any act(s) within its authority as set forth in Section 8(c).

(c)
Authority of Compensation Committee. The Compensation Committee has the full discretionary authority to administer the Plan in all its details, to perform the duties assigned to it by the Company, and to perform any act(s) necessary to carry out such duties including, but not limited to, the following:

(i)	To maintain and preserve records relating to Participants and former Participants;

(ii)	To prepare and furnish to participants all information required under applicable law or the provisions of this Plan;

(iii)	To maintain sufficient data and make required payments of benefits;

(iv)	To engage consultants, including legal, investment and actuarial advisors, and rely on their recommendations; and

(v)
To determine all claims for benefits under the Plan, and to provide procedures for determination of claims for benefits. In so doing, the Compensation Committee will have the complete discretion and authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and to decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration.

(d)
Authority to Interpret the Plan. The Compensation Committee has the sole authority, duty and power (i) to construe and interpret the terms and provisions of the Plan, (ii) to make determinations regarding eligibility and benefits and (iii) to decide disputes which may arise in connection with the rights of participants, in each case in the sole exercise of his, her, its or their discretion. All decision made by the Compensation Committee will be final, conclusive and binding on all interested parties.

(e)	Plan Document Prevails. If any form, instrument or other document used in administrating this Plan conflicts with the terms of the Plan, the terms of the Plan will in each case prevail.

(f)
Construction of the Plan. The Compensation Committee will resolve all questions arising in the administration, interpretation and application of the Plan. The Compensation Committee will correct any defect, reconcile any inconsistency, or supply any omission with respect to the Plan. All decisions or actions of the Compensation Committee in respect to any question arising out of the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder will be final and conclusive and binding upon all persons having any interest in the Plan.

(g)	Plan Expenses. The Company will pay all expenses incurred by the Company and the Compensation Committee in connection with the establishment, maintenance or termination of the Plan.

(h)
Right to Suspend Benefits and Correct Errors.  The Compensation Committee will take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The Compensation Committee may suspend the payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction of a suit in such form as the Compensation Committee considers appropriate for a legal determination of the benefits to be paid and the persons to receive them. The Compensation Committee specifically reserves the right to correct errors of every sort. The objective of any such method of error correction will be, to the extent reasonably possible, to adjust the account of the participant by reversing transactions or taking other actions to approach the situation that would have existed if the error had not been made. The Compensation Committee is also authorized to recover any payment made in error including the right to make deductions from future benefits.

11.	Amendment, Termination and Suspension

(a)
Amendment. This Company’s Board of Directors may amend the Plan, except that no amendment may deprive any participant or beneficiary of any right or benefit to which he or she is entitled immediately prior to the effective date of such amendment.

(b)
Termination. The Company’s Board of Directors may, by appropriate action, terminate this Plan. No such termination will deprive a participant or beneficiary of any benefits to which the participant is entitled under this Plan immediately prior to the effective date of such termination.

12.	Miscellaneous Provisions

(a)
Non-alienation of Benefits. No participant or beneficiary has the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments under this Plan. The rights of the participant under this Plan will not be subject to the rights of creditors of the participant and will be exempt from execution, attachment, prior assignment, or any other judicial relief or order for the benefit of any creditors or other third persons having claims against the participant.

(b)	No Contract of Employment. Neither the establishment of the Plan, nor the participation in the Plan, will be construed as giving any participant the right to be retained in the service of the Company.

(c)
Severability of Provisions. If any provision of this Plan is determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other Plan provision, and the Plan will be construed and enforced as if the invalid or unenforceable provisions had not been included.

(d)
Headings and Captions. The headings and captions in this Plan are provided for reference and convenience only. They are not to be considered part of the Plan, and they may not be employed in the construction or interpretation of the Plan.

(e)	Controlling Law. This Plan will be governed by and construed and enforced in accordance with the laws of the State of Utah.

(f)
Tax Consequences. The Company does not represent or guaranty that any particular Federal or State income, estate, payroll, personal property or other tax will occur because of the participant’s participation in this Plan. The participant will be responsible to obtain appropriate advice regarding all questions relating to Federal, State or local income, estate, payroll, personal property or other tax consequences arising from participation in this Plan.

(g)	Withholding; Payroll Taxes. The Company will withhold from payments or benefits hereunder any taxes required to be withheld from such payments under local, state or federal law.

(h)
Entire Agreement. This Plan and properly adopted amendments to the Plan will govern the provision of payments pursuant to this Plan. No other instrument, communication statement of any sort may modify this Plan in any way.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer, this 10th day of March, 2008.

Specialized Health Products International, Inc.

By:	/s/ Jeffrey M. Soinsk
Jeffrey M. Soinski Its: Chief Executive Officer